Exhibit 99.1

Five Prime Therapeutics Announces Updated Data in Mesothelioma Patients from Ongoing Phase 1b Trial of FP-1039 Presented at 2016 ASCO Annual Meeting

•	Objective response rate of 39% and disease control rate of 100% in patients at or below the maximum tolerated dose level; progression free survival of 6.8 months, though data are still maturing

•	There are more than 50% of mesothelioma patients (19 out of 34 dosed) who are on trial and continue to be followed

SOUTH SAN FRANCISCO, Calif., June 4, 2016 (GLOBE NEWSWIRE) — Five Prime Therapeutics, Inc. (Nasdaq:FPRX), a clinical-stage biotechnology company focused on discovering and developing innovative immuno-oncology protein therapeutics, announced that updated data from the ongoing Phase 1b trial of FP-1039/GSK3052230 (hereafter FP-1039) in mesothelioma patients were reported today in a poster presentation at the 2016 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago. Dr. Jose Trigo from the Hospital Universitario Virgen de la Victoria, Málaga, Spain, presented the poster, titled Multi-arm, open-label Phase 1b study of FP-1039/GSK3052230 with chemotherapy in malignant pleural mesothelioma (MPM). The poster is available on the Five Prime website: http://www.fiveprime.com/publications.

The mesothelioma arm of the open-label Phase 1b trial evaluated weekly infusions of FP-1039, an FGF ligand trap, in combination with 1st-line pemetrexed and cisplatin in patients with untreated, unresectable MPM. Following the dose escalation portion of the trial, 15 mg/kg of FP-1039 was identified as the maximum tolerated dose (MTD) and established as the dose for expansion in patients with MPM. The primary study endpoints are safety and response rates, with Progression Free Survival (PFS), duration of response and translational measures as secondary endpoints. The poster includes data from 34 MPM patients who had received doses of FP-1039 as of the April 18, 2016 data cut-off and 18 patients were continuing on the trial at that time point.

Safety Data

•	The most common adverse events (AEs; all grades) observed were: nausea (53%), decreased appetite (41%) and fatigue (35%)

•	The vast majority of events were Grades 1-2

•	Three dose-limiting toxicities (DLTs) were reported at the 20 mg/kg dose (Grade 5 bowel perforation/ischemia, Grade 3 elevated creatinine level and Grade 3 infusion reaction) whereas no DLTs were reported at 15 mg/kg, and thus maximum tolerated dose (MTD) was established at 15 mg/kg

•	Toxicities associated with small-molecule FGFR inhibitors, such as hyperphosphatemia, retinal detachment and nailbed changes, have not been observed.

Efficacy Data

In the 18 patients evaluable as of April 18, 2016 who had received FP-1039 doses at or below the 15 mg/kg MTD:

•	Preliminary Objective Response Rate (ORR) was 39%, with a Disease Control Rate (DCR) of 100%, evaluated per mRECIST 1.1

•	7 confirmed Partial Responses (PRs) and 11 Stable Disease (SD)

•	Evaluable patients are defined as patients who enrolled at least 42 days (2 cycles) prior to the cutoff date, which was also the minimum time duration utilized in the calculation of DCR

•	Median Progression Free Survival (PFS) was 6.8 months, though the data are still maturing.

•	More than 50% (19 out of 34 dosed) of mesothelioma patients are still on trial

“The data continue to evolve and we are hopeful that FP-1039 will be shown to have potential benefit for patients with mesothelioma. Several mesothelioma patients were still on study at the time of the data cut off, so we will continue to follow their progress,” said Lewis T. “Rusty” Williams, M.D., Ph.D., president and chief executive officer of Five Prime. “We are currently working with GSK to complete the trial and will be monitoring the quality and durability of patient responses and evaluating drug supply, manufacturing and other considerations as we determine the future plans for FP-1039.”

About FP-1039

FP-1039 is a protein drug designed to intervene in FGF signaling. As a ligand trap, FP-1039 binds to FGF ligands circulating in the extracellular space (such as FGF2), preventing these signaling proteins from reaching FGFR1 on the surface of tumor cells. Treatment with FP-1039 treatment has not been shown to cause hyperphosphatemia, a side effect seen with small molecule inhibitors of FGF receptors, which block the activity of both cancer-associated FGFs and FGF-23. GlaxoSmithKline (GSK) is completing the ongoing Phase 1b trial in malignant pleural mesothelioma and will transfer its development and commercialization rights for FP-1039 back to Five Prime upon completion.

About Five Prime

Five Prime Therapeutics, Inc. discovers and develops innovative therapeutics to improve the lives of patients with serious diseases. Five Prime’s comprehensive discovery platform, which encompasses virtually every medically relevant extracellular protein, positions it to explore pathways in cancer, inflammation and their intersection in immuno-oncology, an area with significant therapeutic potential and a growing focus of the company’s R&D activities. Five Prime has entered into strategic collaborations with leading global pharmaceutical companies and has promising product candidates in clinical and preclinical development. For more information, please visit www.fiveprime.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACT:

Heather Rowe

Investor Relations

415-365-5737

heather.rowe@fiveprime.com

Amy Kendall

Corporate Communications

415-365-5776

amy.kendall@fiveprime.com